Exhibit 10.1

WESTAR ENERGY

LONG TERM INCENTIVE AND SHARE AWARD PLAN

RESTRICTED SHARE UNITS AWARD

Name:
Number of Restricted Share Units:
Grant Date:	June 4, 2018

Westar Energy, Inc. (the “Company”) hereby grants to you                      Restricted Share Units pursuant to the Company’s Long Term Incentive and Share Award Plan (as amended and restated January 1, 2016 and thereafter amended from time to time, the “Plan”), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan (this “Award”). The terms used in this Award shall have the same meaning as in the Plan, except as otherwise specified herein, and except that “Restricted Share Units” shall refer only to the Restricted Share Units granted under this Award.

Pursuant to a change in control agreement that you have with the Company, you may be entitled to certain benefits in connection with a change in control of the Company, including cash payments based on your “Annual RSU Grant,” as that phrase is defined in the change in control agreement. By accepting this Award, you acknowledge that the Award is neither an “Annual RSU Grant” under the change in control agreement, nor in any way increases the value of any benefits to which you might be or become entitled under any change in control agreement.

1.	Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock. For purposes of this Award, the reference to the Company’s common stock (including dividends or dividend equivalents) shall mean the common stock (and dividends or dividend equivalents) of the ultimate publicly-traded parent resulting from the transactions (the “Merger”) pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among the Company, Great Plains Energy Incorporated, Monarch Energy Holding, Inc. and King Energy, Inc. (the “Merger Agreement”) on and after the consummation date of the Merger.

2.	Vesting. The Restricted Share Units covered by this Award shall vest in one-third increments (rounded to the nearest whole number) on each of the first three anniversaries of the Grant Date (each, a “Scheduled Vesting Date”), if your employment with the Company continues uninterrupted through the applicable Scheduled Vesting Date. The period beginning on the Grant Date and ending on each Scheduled Vesting Date for purposes of the unvested Restricted Stock Units granted under this Award shall be called the “Restricted Period.” For the avoidance of doubt, employment with the Company shall include any employment with the Company or any of its Subsidiaries or Affiliates, including those Affiliates following the consummation of the Merger.

3.	Dividend Equivalents, Stock Distributions and/or Stock Splits.

(a)	During the Restricted Period you shall receive, in cash, dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by such outstanding and unvested Restricted Share Units and such dividend equivalents shall be paid to you at the same time as dividends are paid to the Company’s shareholders.

(b)	If during the Restricted Period any shares of the Company’s common stock or other property (other than cash) are distributed to holders of the Company’s common stock in a pro rata distribution other than as a result of a stock split, you shall be entitled to receive the number of shares of the Company’s common stock or the other property that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by the outstanding and unvested Restricted Share Units, and such stock or other property shall be paid to you at the same time as such payments are made to the Company’s shareholders.

(c)	If during the Restricted Period any shares of the Company’s common stock are distributed to holders of the Company’s common stock as a result of a stock split, your Award shall be increased by a number of additional Restricted Share Units equal to the number of shares of the Company’s common stock that you would have received if you owned during the Restricted Period the number of shares of the Company’s common stock represented by the outstanding and unvested Restricted Share Units. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

4.	Payment and Withholding.

(a)	As soon as administratively practicable following, but in no event later than 30 days of, each Scheduled Vesting Date set forth in Section 2 above for the Restricted Share Units, the shares of the Company’s common stock represented by the vested Restricted Share Units shall be credited to an account maintained for you.

(b)	The Company, if required, shall withhold taxes, at a rate not to exceed the minimum statutory rate, on any income realized in connection with the payment of Restricted Share Units or dividend equivalents.

5.	No Acceleration of Vesting Upon Change of Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award.

6.	Separation from Service.

(a)	Except as provided below in this Section 6 and in Section 7, you shall be eligible for payment of all awarded Restricted Share Units only if your employment with the Company continues uninterrupted through the end of the Restricted Period.

(b)	If your employment terminates due to a Separation from Service, as defined in Section 409A, during the Restricted Period on account of your death or Disability (as defined below), your Award shall be prorated with the number of vested shares equal to (i) the number of unvested Restricted Stock Units as of the Separation from Service times (ii) a fraction with (A) a numerator equal to the number of days from the Grant Date to the date of your Separation from Service and (B) a denominator equal to 1,095. The prorated Award shall be paid within 30 days following your date of death or Disability, as provided in Section 4 above. In the case of your death, such shares to be delivered or credited, shall be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate. For purposes of this Award, the term “Disability” means, (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (3) you are determined to be totally disabled by the Social Security Administration.

7.	Termination without Cause.

(a)	In the event that, prior to the final Scheduled Vesting Date, you have a Separation from Service on account of the Company terminating you without Cause (as defined below), then any unvested Restricted Share Units shall vest on the date of your Separation from Service, and such shares shall be credited to an account maintained for you, as soon as administratively practicable following, but in no event later than 30 days of, the date of your Separation from Service.

(b)	For purposes of this Award, the term “Cause” means, unless otherwise defined in your employment agreement or change in control agreement with the Company, in which case such definition will apply, (i) the material misappropriation of any of the Company’s funds or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of your duties; provided, however, for purposes of this Award, the term “Cause” shall not exist under clause (iv) above with respect to an act or failure to act unless (A) you have been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company’s assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence. For the avoidance of doubt, a Separation from Service by the Company without Cause shall not include a Separation from Service by reason of your death or Disability.

8.	Forfeiture of Restricted Share Units. If you have a Separation from Service for any reason other than those described in Sections 6 or 7 above during the Restricted Period, all of the unvested Restricted Share Units shall be forfeited, and you shall have no further right to receive any benefits or payments under this Award.

9.	Rights as Shareholder. During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company’s common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 3 above. In addition, if shares of the Company’s common stock are held under a “rabbi trust” (the assets of which are subject to claims of the Company’s creditors in the event of the Company’s insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company’s sole discretion) be given the right during the Restricted Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the Award.

10.	Nontransferability. Except by will or by the laws of descent and distribution, you may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company’s common stock represented by your Restricted Share Units prior to the payment of such shares to you.

11.	Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

12.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

13.	Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award, you acknowledge receipt of a copy of the Plan.

14.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

15.	Compliance with Section 409A. It is the intent of the parties that the provisions of this award comply with Internal Revenue Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”) and that this award be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A (“409A Penalties”). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as the Company and the above-named employee otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

16.	Limitation on Payments and Benefits. Notwithstanding anything in this Award or the Plan to the contrary, if you are a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided under this Award, together with any other payments, benefits or awards which you have the right to receive from the Company, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code), of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided under this Award shall be either (a) reduced (but not below zero) by the minimum amount the Company deems necessary so that none of the payments under this Award are “excess parachute payments” (as defined in Section 280G(b) of the Code) and no portion of such amounts and benefits received by you shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes); provided, however, that, if applicable, this Award shall be reduced pursuant to clause (a) in the event that such reduction is required in order to comply with the provisions of any change in control agreement between you and the Company, regardless of whether the application of clause (b) would produce a better net after-tax result for you with respect to the payments and benefits under this Award. The calculations to determine such reduction must be made in good faith by legal counsel or a certified public accountant selected by the Company, and such determination will be conclusive and binding upon you and the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times your base amount, then you shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section shall require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

WESTAR ENERGY, INC.

By:
Name:	Jerl L. Banning
Title:	Sr. VP, Ops Support & Admin

AGREED TO:

Name:		Date
Title:

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